UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 7, 2014

___________________

Lyris, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-82154	01-0579490
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification Number)

6401 Hollis St., Suite 125
Emeryville, CA		94608
(Address of principal		(Zip code)
executive offices)

Registrant's telephone number, including area code: (800) 768-2929

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

Effective April 7, 2014 (“Appointment Date”), the Board of Directors (“Board”) of Lyris, Inc (“Company”) appointed Paul Hoffman as a director to fill a vacancy on the Board. Mr. Hoffman was appointed as a Class II director and will be up for election at the 2016 annual meeting of stockholders.

In lieu of participation in the Company’s existing non-employee director compensation policy, Mr. Hoffman received stock options instead of an annual cash retainer for his services as a director. Mr. Hoffman received a stock option grant of 75,000 shares of the Company’s common stock under the Company’s 2005 Equity-Based Compensation Plan. The options have an exercise price of $1.57, which the Board determined to be equal to the fair market value of the Company’s common stock on the Appointment Date. The option will vest over four years in equal quarterly installments. Mr. Hoffman is also entitled to meeting fees of $1,000 per in-person meeting attended, $1,000 for each in-person committee meeting attended that is not scheduled in conjunction with a Board meeting, and a fee of $500 for all other committee meetings attended. Directors are also reimbursed for their out-of pocket expenses associated with the Board and committee meetings.

As with each of the Company’s directors and executive officers, the Company intends to enter into an indemnification agreement with Mr. Hoffman and to give him additional contractual assurances regarding the scope of the indemnification provided in the Company’s certificate of incorporation and bylaws and to provide additional procedural protections.

There is no arrangement or understanding between Mr. Hoffman and any other person pursuant to which Mr. Hoffman was appointed as a director of the Company. There are no other related person transactions between the Company and Mr. Hoffman, other than those that have been disclosed in this Current Report on Form 8-K.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LYRIS, INC.

By:	/s/ John Philpin
Name:	John Philpin
Title:	Chief Executive Officer

Date: April 11, 2014